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                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                  ------------
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 2 )(1)


                                 LHS Group Inc.
                                 --------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   501938 10 4
                                   -----------
                                 (CUSIP Number)


                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1 (d)

---------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 501938 10 4                 13G                  PAGE  1  OF 4  PAGES
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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Dr. Joachim Hertel

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany

NUMBER OF                 5.   SOLE VOTING POWER                        620,000
SHARES
BENEFICIALLY              6.   SHARED VOTING POWER                            0
OWNED BY
EACH                      7.   SOLE DISPOSITIVE POWER                   620,000
REPORTING
PERSON WITH               8.   SHARED DISPOSITIVE POWER                       0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         620,000 (as January 28, 2000.)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.07% (based upon 57,949,842 outstanding shares reported on Form 10-Q filed for quarter ended September 30, 1999.)

12.      TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 501938 10 4                  13G                    PAGE 2 OF 4 PAGES
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ITEM 1(A).  NAME OF ISSUER:

         LHS  Group Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Six Concourse Parkway, Suite 2700, Atlanta, Georgia 30328

ITEM 2(A).  NAME OF PERSON FILING:

         Dr. Joachim Hertel

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         3913 Merriweather Woods, Alpharetta, Georgia 30022-7172

ITEM 2(C).  CITIZENSHIP:

         Germany

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(E).  CUSIP NUMBER:

         501938 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                 Act.
         (b) [ ] Bank as defined in Section 3(a) (6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a) (19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of
                 the Investment Company Act.
         (e) [ ] An investment adviser in accordance
                 with Rule 13-d-1(b) (1) (ii) (E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F); (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii)
                 (G).
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CUSIP NO. 501938 10 4                   13G                   PAGE 3 OF 4 PAGES
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         (h) [ ] A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act;
         (j) [ ] Group, in accordance with Rule 13d-1(b) (1) (ii) (J).

         If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                  620,000

         (b) Percent of class:

                  1.07%

         (c) Number of shares as to which such person has:

         (i)  Sole power to vote or to direct the vote                  620,000
                                                      -------------------------

         (ii) Shared power to vote or to direct the vote                      0
                                                        -----------------------
         (iii) Sole power to dispose or to direct the disposition of    620,000
                                                                     ----------
         (iv) Shared power to dispose or to direct the disposition of         0
                                                                     ----------

         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d) (1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]





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CUSIP NO. 501938 10 4                   13G                   PAGE 4 OF 4 PAGES
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY HE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


2/2/2000                                     /s/ Dr. Joachim Hertel
---------------------------                  ----------------------------------
Date                                         Dr. Joachim Hertel